UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)                   Title of each class of securities to which transaction applies:

(2)                   Aggregate number of securities to which transaction applies:

(3)                   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)                   Proposed maximum aggregate value of transaction:

(5)                   Total fee paid:

☐                       Fee paid previously with preliminary materials.
☐                       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)                   Amount Previously Paid:

(2)                   Form, Schedule or Registration Statement No.:

(3)                   Filing Party:

(4)                   Date Filed:

The following point-by-point response to statements made by Ramius in their December 3, 2008 letter to Orthofix shareholders was provided by Orthofix to RiskMetrics Group on March 17, 2009.

Ramius statement 1) “Despite heavy investments of capital and resources into Blackstone, operating performance has declined precipitously to a level where Blackstone now generates material operating losses and negative free cash flow.” Page 2, paragraph 1

Orthofix’s reply 1) In its arguments, Ramius includes information that we believe distorts the current situation at Blackstone. Ramius’ criticisms of the Blackstone business focus largely on Blackstone’s 2008 third quarter performance, even though the Company was engaged in a restructuring effort at Blackstone during this period, that we believe makes these results an anomaly. For example, the Company expects the size of the 2008 operating loss and negative operating cash flow to decrease substantially in 2009. Specifically, we expect that approximately $25.0 million of the use of cash that occurred at Blackstone in 2008 will not recur in 2009, in that the Company made substantial cash investments in 2008 related to the purchase of Trinity® and the Musculoskeletal Transplant Foundation and Intelligent Implant Systems strategic product acquisitions that the Company does not expect to recur in 2009. Finally, as previously disclosed, the Company has multiple initiatives planned or in progress that we believe are reducing operating loss and negative cash flow at Blackstone. These initiatives include:

•	our previously-announced spine reorganization and consolidation plan; and
•	the introduction of new products including our new Firebird Pedicle Screw System and our Trinity® Evolution™ stem-cell based allograft matrix.

Based upon our 2009 internal forecast and as set forth in our earnings guidance provided on February 12, 2009, we expect Blackstone will generate a quarterly operating profit by the fourth quarter of 2009.

Ramius statement 2) “We believe management and the Board of Directors failed to address critical risk factors during due diligence, failed to implement and execute a viable operating plan, and, in light of the recent restructuring announcement, have once again failed to take sufficient action.” Page 2; paragraph 1

Orthofix’s reply 2)  We believe these statements are baseless. In addition to internal diligence efforts undertaken as part of the Blackstone acquisition process, we supplemented our internal team with input from Ernst & Young, Hogan & Hartson LLP (our outside legal counsel) and Cowen & Co (our financial advisor).  The revenue assumptions in our original operating plan have not been met due to factors that we believe were unforeseeable.  Blackstone’s reorganization and consolidation plan is expected to improve operations as well as reduce operating costs.  Additionally, the Trinity® Evolution™ product (the MTF strategic acquisition) is expected to improve Blackstone gross margins and operating margins in 2009, resulting in Blackstone generating a quarterly operating profit by the fourth quarter of 2009.

Ramius statement 3) “the acquisition of Blackstone saddled Orthofix with a heavy debt load which has now put the Company in a precarious position. The recently announced, costly amendment to the term loan only provides some covenant leniency for the short-term. The covenants tighten quickly in late 2009, requiring significant improvement in EBITDA or substantial reductions in total debt.” Page 2, paragraph 1

Orthofix’s reply 3)  Once again, we believe these allegations are baseless and ignore the reality of the Company’s fiscal position. Since entering into the credit agreement in September 2006 at the time of the Blackstone acquisition, the Company has remained in compliance with the leverage ratio and other covenants under such agreement. For example, on December 31, 2008, the Company’s leverage ratio was 3.4, well-below the current maximum leverage ratio of 4.0 required by the agreement and even below the maximum leverage ratio that will be allowed at the time of the step-down in September 2009. The Company has no reason to believe that it will not remain in compliance with the debt covenants in the future, including after the lower maximum leverage ratio requirements take effect in the third quarter of 2009.

In fact, since the loan facility was established in September 2006, the Company has repaid approximately $56 million of the term loan’s outstanding principal. Moreover, the Company had enough excess cash flow to make $45.2 million of these principal payments ahead of scheduled maturities. Finally, shareholders should be aware that no significant principal payments are required until December 2012, demonstrating that Ramius’ implication that the Company cannot repay the loan on time is without factual support. Contrary to Ramius’ suggestions, the Company is not in a precarious situation with respect to this facility, which makes taking a disruptive corporate action, such as selling Blackstone, unnecessary and an imprudent decision at this time.

Ramius statement 4) “it is incumbent upon the Board of Directors of Orthofix to immediately engage a strategic advisor to explore and execute a sale or disposition of Blackstone at the highest possible price.” Page 2; paragraph 2

Orthofix’s reply 4)  Ramius ignores the fact that the Board has been working with Morgan Stanley since June 2008, well before Ramius’ initial letter to our shareholders. After discussion with Morgan Stanley, the Board believes that the current market makes this a particularly poor time to attempt to sell an asset of this type. As a result, the Board believes that executing a sale of Blackstone at this time would be an ill-timed blunder as it is not likely that, during the current global financial crisis, the Company would receive a bid that would reflect the intrinsic value of Blackstone to the Company.  Moreover, it appears that Ramius may have had a flip-flop on the position it articulated in December 2008, as its definitive proxy statement and other recent SEC filings state that “the Ramius Nominees have no present plans to pursue specific strategies at this time.”]

Ramius statement 5) “we believe the Company must also re-assess corporate overhead expenses which have grown by more than three times since the acquisition of Blackstone.”  Page 2; paragraph 2

Orthofix’s reply 5)  During the periods prior to the Blackstone acquisition, the Company accounted for certain expenses at the subsidiary level, rather than as corporate overhead in the Company’s financial statements. For reasons unrelated to the Blackstone acquisition, the Company now uses a different internal cost allocation structure resulting in certain costs that were previously accounted for at the subsidiary level now being identified as corporate overhead in its financial statements. These expenses include, among other things, costs for some or all of the salaries and benefits for certain personnel in the general management, legal and financial areas. If we had accounted for these overhead expenses at the corporate level in 2006 in the same way that we do today, the overhead expenses for the twelve months prior to the Blackstone acquisition would have been approximately $12.6 million, instead of the $10.2 million that Ramius references. Moreover, the Company's parent-level corporate overhead expenses for the last twelve months include approximately $4 million for non-recurring items such as strategic initiatives. If these non-recurring items are excluded from Ramius’ $20 million overhead estimate for the last twelve months, the increase in parent-level corporate overhead is only approximately $3.4 million, or 27% of $12.6 million. We also note that the Company had revenue of $365 million in 2006 and revenue of $520 million in 2008, an increase of over 40%.

Ramius statement 6) “Blackstone’s last quarter revenue declined 15.3% year-over-year and the last quarter operating loss, adjusted for the goodwill impairment and inventory charges, was a loss of $8.8 million”. Page 3; paragraph 1

Orthofix’s reply 6)  Ramius exaggerates.  Excluding intersegment sales, the revenue decline in Q308 was 11%.  Additionally, Blackstone’s adjusted operating loss improved sequentially by 33% in Q408, to $4.2 million.  Further, based upon our 2009 internal forecast and as set forth in our earnings guidance provided on February 12, 2009, we expect Blackstone will generate a quarterly operating profit by the fourth quarter of 2009.

Ramius statement 7) “Although Blackstone performed well for several quarters following the closing of the transaction, in the middle of 2007 things began to deteriorate. In July 2007, Blackstone received a subpoena issued by the Department of Health and Human Services, Office of the Inspector General (“OIG”), under the authority of the federal healthcare anti-kickback and false claims statutes.” Page 4; paragraph 1

Orthofix reply 7)  The OIG subpoena, which covered a period almost entirely prior to our acquisition, did not impact Q307 financial performance, in which Blackstone had revenue growth of 41% and an operating loss of $800,000.  Additionally, Orthofix met consolidated Q307 EPS expectations.

Ramius statement 8) Not long after the OIG issue came to light, in the fourth quarter of 2007, the Lyons Brothers, who founded Blackstone and who agreed to remain with the Company after closing, left the Company. Page 4; paragraph 1
”The Lyons Brothers departure from the Company initiated a slew of departures from Blackstone, including key internal people in research and development and sales and marketing, as well as several key outside distributors.” Page 4, paragraph 2

Orthofix reply 8)  Ramius also points to the departure of the Lyons brothers and other members of Blackstone’s senior management, and the termination of several distributors, at Blackstone as indications that the Company has mismanaged the subsidiary. Again, Ramius does not tell the full story. The Company initiated much of the executive turnover at Blackstone in order to strengthen Blackstone’s operations and performance. Additionally, much of the distributor turnover was the result of Orthofix initiatives designed to upgrade the distribution network.

Ramius statement 9) “The Company then began a painful process of restructuring the Blackstone distribution network from one that was historically 100% third-party distributors to a hybrid model including both indirect sales representatives as well as a team of direct sales representatives that were hired at an additional expense of over $5 million per year.” Page 4, paragraph 2

Orthofix reply 9) During 2008, we moved away from a hybrid sales force at Blackstone, returning to a 3rd party independent distribution network and reducing associated operating expenses.  We do have several biologic sales reps and directors which have helped drive a 57% increase in monthly biologic sales from January to December 2008.

Ramius statement 10) “Capital expenditures at Blackstone alone totaled more than $15 million for 2007, representing over 80% of total capital spending for the entire Orthofix business even though it represented less than 25% of total revenues.” Page 5, paragraph 1

Orthofix reply 10)  This is an example of Ramius not taking into account the underlying factors causing changes in expenditures, and we believe, not providing shareholders with sufficient context.  In particular, Ramius fails to acknowledge that the capital expenditures at Blackstone in 2007 included the InSWing acquisition of $7 million, as well as the purchase of instrument sets in connection with needed increases in product inventory.

Ramius statement 11) “In May 2008, Blackstone took another hit when a key competitor, NuVasive Inc. (NUVA), announced the acquisition of the Osteocel business unit from Osiris Therapeutics Inc. (OSIR). Blackstone is currently the exclusive distributor of Osteocel’s key product, Trinity, a biological spine implant using adult stem cells. The Trinity product has been credited with most of the growth in Blackstone’s biologics business historically. However, the distribution agreement terminates in 2009 and Blackstone will no longer be able to distribute the Trinity product. The Trinity product has been a key differentiator for Blackstone. This major setback could have been avoided had the Company identified this risk factor during the due diligence process and addressed the issue through the creative structuring of an earn-out payment based on the successful renewal of the distribution agreement or a re-negotiation of a longer-term contract with Osiris prior to closing.” Page 5, paragraph 1

Orthofix reply 11)  At the time of the acquisition, Blackstone had just begun to distribute Trinity®, which was significantly supply constrained.  Therefore, it only generated 9% of total annual Blackstone revenues, so it was not a significant portion of revenue and therefore not a significant part of our valuation of Blackstone.  Subsequent to the acquisition we did have discussions with Osiris regarding an alternative arrangement to ensure further supply of this product.  We were not able to come to terms that we felt were viable for us.  However, in view of our recent announcements regarding the MTF product discussed earlier, we believe our decisions with respect to this product were correct.

Ramius statement 12) “Even if it is available in mid-2009, the lack of clinical data and physician support for the MTF product will, in our opinion, make it extremely difficult to generate any meaningful sales before 2010.” Page 5, paragraph 2

Orthofix reply 12)  In some respects our pre-clinical data for Trinity® Evolution™ is better and more extensive than what was available when Trinity® was initially launched.  We are very confident that the MTF product will be available by mid-2009, and in fact we have moved up our launch date by two months to May 1st after the successful early completion of our last milestone.  We have grown Trinity® sales to approximately $22.5 million/year over a period of about 2 years despite a lack of clinical data and a lack of adequate supply until the beginning of 2008.  We are therefore confident that the Company will generate meaningful sales of the MTF product before 2010.

Ramius statement 13) “The expected cash cost of the restructuring is $4.2 million between 2008 and 2009 and is expected to yield savings of $2 million in 2010 and $5 million in 2011 and beyond. These savings compare to the nearly $8.8 million of negative operating income last quarter which equates to negative $35.2 million on an annualized basis.” Page 5; paragraph 3

Orthofix reply 13)  This analysis is not accurate, in that Blackstone’s adjusted Q408 operating loss improved by 33% over Q308.  Further, as discussed earlier, based upon our 2009 internal forecast and as set forth in our earnings guidance provided on February 12, 2009, we expect Blackstone will generate a quarterly operating profit by the fourth quarter of 2009.  This result is expected to be due, in large part, to the ongoing reorganization and consolidation plan at Blackstone in addition to improved revenue and higher gross margins resulting from new product launches such as Firebird and Trinity® Evolution™.

Ramius statement 14) “Including the full impact of the announced restructuring initiatives and the savings from firing the direct sales force, we estimate Blackstone would have to grow 35% from the last quarter run rate without increasing operating costs in order to just break even. Remember that the initial objective as outlined by management was a transaction that would be accretive after taking into account interest expense and amortization of purchased intangibles. In order for Blackstone to achieve that hurdle, revenue would have to grow 84%” Page 6; paragraph 1

Orthofix reply 14)  This analysis does not tell the full story, in that Ramius used the adjusted operating loss of $8.8 million from Q308 as the annual run rate for their calculations. Blackstone’s Q408 adjusted operating loss improved by 33%, and as discussed earlier, based upon our 2009 internal forecast and as set forth in our earnings guidance provided on February 12, 2009, we expect Blackstone will generate a quarterly operating profit by the fourth quarter of 2009.

Ramius statement 15) “Prior to the acquisition of Blackstone, Orthofix was a healthy and debt-free company focused on a variety of niche markets within orthopedics that allowed the Company to generate reasonable growth, healthy profits, and substantial free cash flow. Although the results at Blackstone have negatively impacted consolidated revenue, earnings, and cash flow, the legacy businesses continue to perform well.” Page 7; paragraph 1

Orthofix reply 15)  Ramius is correct that the Orthofix legacy businesses have continued to perform well.  However, for the following reasons , we believe success in the spine market will bring greater value to shareholders than Orthofix could provide without Blackstone.  The spine markets that Blackstone currently serves are large and growing. According to Millennium Research Group, Inc., the total U.S. market for spine fusion technologies expects to grow from approximately $3.6 billion in 2007 to approximately $4.3 billion in 2012 and the total U.S. market for orthopedic biomaterials expects to grow from approximately $1.1 billion in 2007 to approximately $1.8 billion in 2012.  In addition, Blackstone is currently developing “non-fusion” technologies to allow it to enter the “non-fusion” technologies market.  According to Millennium Research Group, Inc., the global spine market for “non-fusion” technologies expects to grow from approximately $295 million in 2007 to $2.4 billion in 2012. In addition, we believe that the increased access to advanced healthcare in developing countries should result in increased market opportunities for Blackstone.

Ramius statement 16) “we believe Blackstone could be sold for a value between 0.5x and 1.0x revenues or more.” Page 8; paragraph 1

Orthofix reply 16)  After discussion with Morgan Stanley, the Board believes that the current market makes this a particularly poor time to attempt to sell an asset of this type. As a result, the Board believes that executing a sale of Blackstone at this time would be an ill-timed blunder as it is not likely that, during the current global financial crisis, the Company would receive a bid that would reflect the intrinsic value of Blackstone to the Company.  We believe that Ramius’ proposal to attempt to sell Blackstone would not only be a distraction to management, but would potentially destroy shareholder value at precisely the time that Blackstone is prepared to launch a key stem cell based allograft product, a new pedicle screw product and benefit from the recently initiated consolidation and restructuring plan.

Ramius statement 17) “management and the Board must also take prompt action to reduce corporate overhead expenses. Corporate overhead was $10.2 million for the twelve-month period preceding the acquisition of Blackstone. For the last twelve months, this number has ballooned to over $20 million, even when excluding certain one-time items. We believe this bloated cost structure has been driven by, among other things, the highly distributed nature of the Company. As it stands today, the executive offices are located in what is arguably some of the most expensive real estate in Boston, a city where the Company has no other business purpose. The legal, finance, and accounting groups are located in North Carolina. The recently appointed President of Blackstone, who is also the President of North America, is located in San Diego while some of the key manufacturing facilities are located in Texas. This highly distributed infrastructure is neither efficient nor cost effective, and should be remedied immediately.” Page 8; paragraph 3

Orthofix reply 17)  See reply #5 for our discussion of corporate overhead expenses.  With respect to the geographic location of Company facilities, the executive offices were moved from Huntersville, NC to Boston in 2008 to be located within Boston’s growing health care environment and also to improve the financial team from a better talent pool in Boston.  The Company was able to negotiate a sublease of furnished offices at $27 per square foot which is not only well under the $50 per square foot average for Boston, but is also less than the cost per square foot in Huntersville.

Ramius statement 18) “Orthofix must either achieve 2009 EBITDA of $91.7 million versus LTM EBITDA of $81.3 million or reduce debt by $33.6 million, or a combination of the two, in order to remain in compliance with the tightening covenants. For 2010, Orthofix must either achieve EBITDA of $119.2 million or reduce debt by $94.6 million, or a combination of the two, in order to remain in compliance.” Page 8; paragraph 4

Orthofix reply 18)  These calculations are correct.  We have publicly indicated that we expect to generate EBITDA of $93 to $98 million.  Additionally, we made a December 2008 debt prepayment of $10 million and a February 2009 prepayment of $7 million.  To the extent the Company only achieves the lower end of its 2009 full-year Consolidated EBITDA guidance range and does not make any additional debt prepayments in 2009,  the Company will be at a leverage ratio of approximately 3.0 versus a maximum allowable ratio of 3.25.

Ramius statement 19) “the value of Blackstone in a sale, a conservative multiple for the legacy businesses, and only giving credit for half of the potential corporate overhead savings, we believe Orthofix shares would be worth more than $25 per share, a 117% increase from the current price of $11.66.” Page 10; paragraph 1

Orthofix reply 19)  We note that Ramius has removed this assertion in its definitive proxy statement materials.  We believe this is another example of a Ramius flip-flop regarding critical matters affecting the Company, and that it is further evidence of their own admission, contained in their recent proxy filings, that they do not have any definitive plans with respect to Blackstone.

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Orthofix International N.V. (“Orthofix”) has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix's board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC's website at  www.sec.gov, at Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix's definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC's website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).